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                                                                    EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Patriot Scientific Corporation
San Diego, California


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 9, 2001, except for Note 1, dated as of August 15, 2001, relating to the consolidated financial statements of Patriot Scientific Corporation, appearing in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/  BDO Seidman, LLP


Denver, Colorado
June 26, 2002